February 25, 1997

Board of Directors
AlliedSignal Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

     I have acted as counsel for AlliedSignal Inc., a Delaware corporation (the "Company"), in connection with certain federal income tax issues relating to transferable options ("Options") to acquire shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, which Options have been or may be granted in accordance with the terms of the 1993 Stock Plan for Employees of AlliedSignal and its Affiliates
(the "Plan"). It is expected that an aggregate of 750,000 shares of Common Stock which may be acquired by transferees upon exercise of the Options will be registered with the Securities and Exchange Commission in February, 1997, pursuant to a filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"). In connection with this opinion, I have examined the Plan, the "Federal Income Tax Consequences" section of the prospectus (the "Prospectus") relating to the Registration Statement, and such other documents as I have deemed necessary or appropriate.

     Based on the foregoing, I advise you that, in my opinion, under current law, the discussion set forth under the heading "Federal Income Tax Consequences" in the Prospectus, although general in nature, is an accurate summary of the material federal income tax consequences related to Options under the Plan.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use my name wherever appearing in the Registration Statement and any amendment thereto.

                                        Very truly yours,

                                        /s/ Ronald A. Sinaikin

                                        Ronald A. Sinaikin, Esq.
                                        General Tax Counsel